Bowne & Co., Inc. 55 Water Street
New York, NY 10041
(212) 924-5500
Fax: (212) 658-5871

NEWS RELEASE
Investor Relations Contact: John J. Walker SVP & Chief Financial Officer 212-658-5804 john.walker@bowne.com	Media Contact: Pamela Blum Director, Corporate Communications 212-658-5884 pamela.blum@bowne.com
FOR IMMEDIATE RELEASE
BOWNE & CO. REPORTS THIRD QUARTER 2008 RESULTS
Announces 10% Reduction in Workforce and Annualized Cost Savings Totaling Approximately $21 to $23 Million
NEW YORK, November 10, 2008— Bowne & Co., Inc. (NYSE: BNE), a global leader in shareholder and marketing communications services, today announced its third quarter and year-to-date operating results in a difficult capital markets environment as well as a 10% reduction in its workforce.
Revenue was $164.0 million in the third quarter of 2008 compared to $181.7 million in the third quarter of 2007, a decline of $17.7 million, or 9.8%. In the third quarter of 2008, the Company generated gross profit of $42.1 million, with a 25.7% gross margin contribution, compared to $63.1 million and a 34.7% gross margin contribution in the prior year period. Segment loss was ($7.3) million in the third quarter of 2008 compared to segment profit of $9.5 million in the third quarter of 2007. Loss from continuing operations was ($17.2) million, or ($0.62) per diluted share, compared to income of $0.9 million, or $0.03 per diluted share, in the third quarter of 2007.
For the nine months ended September 30, 2008, revenue was $609.7 million, down 7.0% from $655.9 million reported for the first nine months of 2007. In the first nine months of 2008, the Company generated gross profit of $199.6 million, with a 32.7% gross margin contribution, compared to $245.5 million and a 37.4% gross margin contribution in the comparable prior year period. Segment profit was $35.4 million in the first nine months of 2008 compared to $71.1 million in the comparable 2007 period. Segment profit margin in the first nine months of 2008 was 5.8%, compared to 10.8% in the same period in 2007. Loss from continuing operations was ($13.4) million, or ($0.49) per diluted share for the nine months ended September 30, 2008, compared to income of $27.0 million, or $0.87 per diluted share, in the comparable 2007 period.
Pro forma loss from continuing operations totaled ($11.9) million in the third quarter of 2008 and pro forma income from continuing operations of $4.4 million for the 2008 year-to-date period, compared to income of $2.2 million and $28.1 million, respectively, in the comparable prior year periods. This resulted in pro forma diluted loss per share of ($0.43) in the third quarter of 2008 and pro forma diluted earnings per share of $0.16 for the 2008 year-to-date period, compared to diluted earnings per share of $0.08 and $0.90, respectively, in the comparable 2007 periods. (See page 10, Pro Forma Supplemental Income Information, for a reconciliation between the non-GAAP financial measures and the Company’s Condensed Consolidated Statements of Operations.)
“Activity in the capital markets is at its lowest level since the mid 1990s. We’ve taken steps to further streamline our operating environment, including a 10% reduction in workforce effective in November. Based upon actions implemented in 2008, we’ve now reduced our headcount by over 1,000 positions, or 24%, with an expected annualized cost savings of approximately $70 million,” said Dave Shea, Chairman and Chief Executive Officer. “We’re pleased with the progress we’ve made on our recent acquisitions, which are meeting our expectations and progressing on schedule. Although the current environment is very challenging, we’re confident that the changes we’ve implemented will position us as an even stronger, more flexible company in the future.”
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Additional comments on the operating results in the third quarter and first nine months of 2008, as well as adjusted annual guidance given the current market environment, are provided below.
Revenue:
Capital markets services revenue, formerly referred to as transactional revenue, was $42.4 million in the third quarter of 2008, which is $37.2 million, or 46.7%, lower than the comparable 2007 period. For the first nine months of 2008, capital markets services revenue was $158.7 million, which is $65.3 million, or 29.2%, lower than 2007. Capital markets services revenue for both periods of time was at its lowest level since the mid 1990’s. This decrease is directly related to the decline in overall capital markets activity. Specifically, overall filing activity decreased 32% during the quarter and the first nine months of 2008, and IPO activity declined 71% for the quarter and 66% year-to-date. The decline in the Company’s capital markets services revenue was partially offset by an increase in revenue from Bowne Virtual Dataroom™ (VDR). VDR revenue, which is now reported as part of capital markets services revenue, increased 54.4% for the quarter and 59.4% year-to-date, to $3.6 million and $10.3 million, respectively.
Shareholder reporting services revenue, which includes compliance reporting, investment management services and translations services revenue, was $72.4 million and $300.5 million for the third quarter of 2008 and year-to-date periods, a increase of 9.8% for the quarter and a decrease of 1.8% year-to-date compared to the comparable 2007 periods, respectively. For the third quarter of 2008 and year-to-date periods, compliance reporting revenue decreased approximately 4.9% and 8.3%, investment management services revenue increased 19.3% and 3.8%, and translations services revenue increased 29.3% and 24.3%, respectively. Compliance reporting revenue in 2007 benefited from new SEC regulations regarding executive compensation proxy disclosures, and revenue from special notice and proxy filings in 2007 that did not recur in 2008. The increase in revenue from investment management services is primarily the result of revenue gained through the acquisition of GCom 2 Solutions, Inc. (“GCom”) in February 2008 and Capital Systems, Inc. (“Capital”) in July 2008.
Marketing and business communications services revenue increased $15.3 million, or 57.2%, to $42.1 million during the third quarter of 2008, and increased $30.5 million, or 32.4%, to $124.6 million during the first nine months of 2008. The increase in revenue is due to revenue contributions from the acquisitions of the digital print division of Rapid Solutions Group (“RSG”), Alliance Data Mail Services (“Alliance”), and GCom.
Acquisition activity and integration of acquired businesses: The Company has made substantial progress in the integration of its recent acquisitions of Alliance, acquired in November 2007; GCom, acquired in February 2008; RSG, acquired in April 2008: and Capital, acquired in July 2008. Together, these acquisitions contributed approximately $26.3 million in revenue during the third quarter and approximately $55.5 million during the first nine months of 2008. Diversifying Bowne’s revenue stream has been an ongoing strategic goal during the past several years and the revenue contributions from the acquisitions of RSG, Alliance and GCom will continue to support that objective. As planned, the Company expects to complete the integration of these acquired businesses by the end of 2008.
Segment Profit: The Company generated segment loss of ($7.3) million in the third quarter and segment profit of $35.4 million year to-date, compared to segment profit of $9.5 million and $71.1 million in the comparable prior year periods. The decline in capital markets services revenue is the primary driver of the reduction in segment profit in the third quarter and first nine months of 2008.
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Restructuring activities: The Company continually reviews its business, manages its costs and aligns its resources with market demand, especially in light of reduced activity in the capital markets and the resulting reduction in capital markets revenue. As a result, the Company has been taking the opportunity over the last several years to reduce fixed costs, eliminate redundancies and better position the Company to respond to changing economic conditions.
During the fourth quarter of 2008, the Company initiated a reduction in force as it continues to rationalize its resources and in response to the continued downturn in capital markets activity. The Company reduced its headcount by approximately 330 positions, which included a broad range of functions and was enterprise-wide. The Company expects that these actions will result in annualized savings of approximately $21.0 to $23.0 million. The related restructuring charges resulting from these actions are expected to result in a fourth quarter pre-tax charge of approximately $4.0 to $6.0 million.
During 2008, including the recent reduction in workforce, the Company implemented initiatives designed to achieve approximately $70.0 million in annualized cost reductions. These initiatives were part of the Company’s continued focus on improving its cost structure and realizing operating efficiencies, and in response to the downturn in overall capital markets activity. The cost reductions included the elimination of a total of approximately 1,000 positions, or 24% of the Company’s total headcount.
Balance Sheet and Cash Flow: The Balance Sheet at September 30, 2008 includes $16.3 million in cash and marketable securities, which is $87.4 million lower than the prior year-end. This decline reflects a decrease in operating income, the utilization of cash to help fund the acquisitions of GCom, RSG, and Capital, the utilization of cash to fund restructuring and integrated costs, and the funding of capital expenditures.
Average days sales outstanding was 70 days for the nine months ended September 30, 2008 and 69 days for the comparable period in 2007. Work-in-process inventory was $19.6 million at September 30, 2008 compared to $19.1 million at September 30, 2007. As of September 30, 2008 the Company had $39 million outstanding under its $150 million five-year senior, unsecured revolving credit facility that expires in May 2010, and $75.0 million outstanding under the Company’s Convertible Subordinated Debentures (“the Notes”).
October 1, 2008 marked the five-year anniversary of the Notes, and was also the first day on which the “put” and “call” option became exercisable. On this date, holders of approximately $66.7 million of the Notes exercised their right to have the Company repurchase their Notes. As a result, the Company repurchased approximately $66.7 million of the Notes in cash, at par, plus accrued interest, using its existing revolving credit facility. As of November 10, 2008, approximately $8.3 million of the Notes remain outstanding, and the Company has $108 million outstanding under the revolving credit facility.
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Business Outlook: In August 2008, the Company had revised its business outlook for 2008. As a result of further declines in overall capital markets activity and the additional workforce reductions initiated in late October of 2008, the Company is further revising its business outlook for 2008 for the following:
▪	to reflect the anticipated continued significant downturn in industry-wide capital markets activity. The Company is currently estimating its revenue from capital markets services at approximately $195 to $205 million. This represents our lowest level of transactional revenue since the mid 1990s.
▪	to reflect a slight reduction in non-transactional revenue. The Company is currently estimating its revenue from non-transactional activities at $585 million to $600 million in 2008 as compared to our previous estimate of $605 million to $625 million. The reduced estimate is primarily due to lower revenue growth which the Company believes is partly associated with the general downturn in the economy.
▪	to reflect its recent acquisitions. The acquisitions of Alliance and GCom were included in the original guidance provided in March 2008; however, the acquisitions of RSG and Capital were not contemplated as part of the original guidance. The Company will complete the integration of these acquired businesses in the fourth quarter of 2008, and is beginning to realize the benefits resulting from the operating efficiencies and cost reduction synergies. As previously disclosed, the annualized revenue from these four acquisitions is estimated at $110 to $120 million, and the segment profit on an annual basis is estimated at $25 to $30 million. The Company expects that these four acquisitions will contribute approximately $70 to $75 million in revenue and $5 to $6 million in segment profit in 2008 to Bowne’s consolidated operating results. We had previously estimated that these acquisitions would contribute approximately $80 million to $85 million in revenue and $9 million to $11 million in segment profit in 2008 to Bowne’s operating results. The reduced 2008 contributions are primarily due to lower overall capital markets activity and a slight delay in completing certain integration activities.
▪	to reflect the estimated impact of additional reductions in workforce that was implemented during the fourth quarter of 2008. As previously noted, the Company made an additional reduction in its workforce and eliminated approximately 330 positions as part of its ongoing efforts to streamline its operations and realize operating efficiencies, as well as in response to the continued downturn in overall capital markets activity. The annual cost savings as a result of these workforce reductions is expected to be approximately $21 to $23 million; the 2008 benefit to segment profit is estimated at approximately $1.0 million. This cost reduction initiative will result in fourth quarter pre-tax restructuring charges of approximately $4.0 million to $6.0 million.
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The Company notes that forward-looking statements of future performance made in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including demand for and acceptance of the Company’s services, new technological developments, competition and general economic or market conditions, particularly in the domestic and international capital markets.

	August 2008	November 2008
(in millions, except per share amounts)	Revised Outlook	Updated Outlook
Revenue:	$825 to $870	$780 to $805
Transactional	$220 to $245	$195 to $205
Non-transactional	$605 to $625	$585 to $600
Segment Profit (1)	$65 to $80	$34 to $39
Restructuring, integration and asset impairment charges	$21 to $24	$34 to $36
Depreciation and amortization	$30 to $32	$30 to $32
Interest expense	$6 to $6.5	$6.5 to $7
Diluted E.P.S. from continuing operations	$0.20 to $0.45	($0.86) to ($0.73)
Diluted E.P.S. from continuing operations-pro forma (2)	$0.65 to $0.90	($0.10) to $0.03
Diluted shares (3)	28.0	28.0
Capital expenditures	$20 to $23	$20 to $23

(1)	Excludes restructuring, integration and asset impairment charges.

(2)	Pro forma has been adjusted to exclude the charges discussed in Note 1 above.

(3)	At August 1st and November 1st, 27.0 million shares were outstanding. In addition, another 1.0 million shares from the potential dilutive effect of stock options and deferred stock units is assumed.
Bowne & Co., Inc. will hold its earnings conference call to review its 2008 third quarter results on Tuesday, November 11, 2008, at 11 a.m. Eastern Time. To join the Webcast, log on to http://www.bowne.com. To access the call via telephone, please dial (877) 407-8033 (domestic) or (201) 689-8033 (international), conference ID # 301861
About Bowne & Co., Inc.
Bowne & Co., Inc. (NYSE: BNE) provides shareholder and marketing communications services around the world. Dealmakers rely on Bowne to handle critical capital markets communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 3,200 employees in 60 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com.
[Tables follow]

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Operations
(unaudited)

	For the Periods Ended September 30,
	Quarter		Year-to-Date
(in thousands, except per share information)	2008	2007	2008	2007
Revenue	$163,956	$181,678	$609,731	$655,898
Expenses:
Cost of revenue	(121,901)	(118,596)	(410,162)	(410,410)
Selling and administrative	(49,401)	(53,580)	(164,163)	(174,410)
Depreciation	(6,860)	(5,975)	(20,996)	(19,988)
Amortization	(1,659)	(409)	(3,238)	(1,204)
Restructuring, integration and asset impairment charges[1]	(8,491)	(2,106)	(28,525)	(12,154)

	(188,312)	(180,666)	(627,084)	(618,166)

Operating (loss) income	(24,356)	1,012	(17,353)	37,732
Interest expense	(1,834)	(1,339)	(5,166)	(4,043)
Other income (expense), net	926	(259)	3,116	262

(Loss) income from continuing operations before income taxes	(25,264)	(586)	(19,403)	33,951
Income tax benefit (expense)[2]	8,017	1,534	6,012	(6,986)

(Loss) income from continuing operations	(17,247)	948	(13,391)	26,965
Net income (loss) income from discontinued operations[3]	6,084	(144)	5,221	215

Net (loss) income	$(11,163)	$804	$(8,170)	$27,180

(Loss) earnings per share from continuing operations:
Basic	$(0.62)	$0.03	$(0.49)	$0.95
Diluted	$(0.62)	$0.03	$(0.49)	$0.87
Earnings (loss) per share from discontinued operations:
Basic	$0.22	$—	$0.19	$—
Diluted	$0.22	$—	$0.19	$—
Total (loss) earnings per share:
Basic	$(0.40)	$0.03	$(0.30)	$0.95
Diluted	$(0.40)	$0.03	$(0.30)	$0.87
Weighted-average shares outstanding:
Basic	27,624	28,309	27,410	28,481
Diluted	27,702	28,933	27,724	33,102
Dividends per share	$0.055	$0.055	$0.165	$0.165

[1]	2008 includes charges of approximately $7.1 million for the quarter and $12.0 million year-to-date related primarily to the integration of the acquisitions of Alliance (November 2007), GCom (February 2008), RSG (April 2008) and Capital (July 2008). Also included in 2008 are charges of approximately $1.4 million for the quarter and approximately $16.5 million year-to-date related to workforce reductions and facility closures. 2007 includes charges of approximately $1.5 million year-to-date related to the integration of the January 2007 acquisition of St Ives Financial. Also included in the 2007 year-to-date period are charges of $5.9 million related to the consolidation of leased space at 55 Water Street, New York, NY.

[2]	In 2007, the Company recorded a tax benefit of $6.3 million for the year-to-date period related to the settlements of audits of our 2001-2004 federal income tax returns.

[3]	Quarter and year-to-date 2008 includes tax benefits of approximately $5.8 million related to previously unrecognized tax benefits associated with our discontinued outsourcing and globalization businesses.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Balance Sheets

	Sept. 30,	Dec. 31,
	2008	2007
(in thousands)	(unaudited)
Assets
Cash and cash equivalents	$14,088	$64,941
Marketable securities	2,242	38,805
Accounts receivable, net	139,249	134,489
Inventories	29,921	28,789
Prepaid expenses and other current assets	60,971	43,198

Total current assets	246,471	310,222

Property, plant and equipment, net	133,820	121,848
Goodwill and other intangibles, net	93,824	45,451
Other assets	35,968	31,896

Total assets	$510,083	$509,417

Liabilities and Stockholders’ Equity
Current portion of long-term debt and capital lease obligations [1]	$783	$75,923
Accounts payable and accrued liabilities	105,199	125,350

Total current liabilities	105,982	201,273

Long-term debt and capital lease obligations	115,750	1,835
Deferred employee compensation	36,125	36,808
Deferred rent and other	19,109	19,022
Stockholders’ equity	233,117	250,479

Total liabilities and stockholders’ equity	$510,083	$509,417

[1]	As a result of the redemption/repurchase features of the Company’s $75.0 million Convertible Subordinated Debentures in October 2008, $75.0 million of this debt is classified as current debt as of December 31, 2007. As of September 30, 2008, the Debentures are classified as non-current debt.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended September 30,
(in thousands)	2008	2007
Cash flows from operating activities:
Net (loss) income	$(8,170)	$27,180
Net income from discontinued operations	(5,221)	(215)
Depreciation and amortization	24,234	21,192
Asset impairment charges	246	3,393
Changes in assets and liabilities, net of acquisitions, discontinued operations and certain non-cash transactions	(34,026)	9,074
Net cash used in operating activities of discontinued operations	(1,473)	(3,620)

Net cash (used in) provided by operating activities	(24,410)	57,004

Cash flows from investing activities:
Purchase of property, plant and equipment	(16,654)	(14,295)
Purchase of marketable securities	(5,000)	(41,200)
Proceeds from the sale of marketable securities and other	39,891	46,591
Acquisition of businesses, net of cash acquired	(79,495)	(12,588)

Net cash used in investing activities	(61,258)	(21,492)

Cash flows from financing activities:
Payments of capital lease obligations	(762)	(677)
Net proceeds from borrowings under revolving credit facility	39,000	—
Proceeds from stock options exercised	766	11,153
Payment of dividends	(4,410)	(4,617)
Purchase of treasury stock	—	(40,101)
Other	221	835

Net cash provided by (used in) financing activities	34,815	(33,407)

Net (decrease) increase in cash and cash equivalents	$(50,853)	$2,105
Cash and Cash Equivalents—beginning of period	64,941	42,986

Cash and cash equivalents—end of period	$14,088	$45,091

BOWNE & CO., INC.
(NYSE: BNE)
Segment Information
(unaudited)
During the first quarter of 2008, the Company has been realigned to operate as a unified company and no longer operates as two separate business units. As such, the Company now has one reportable segment, which is consistent with how the Company is structured and managed. The results of operations for the three and nine months ended September 30, 2008 and 2007 reflect this current presentation.
Management uses segment profit to evaluate Company performance. Segment profit is defined as gross margin (revenue less cost of revenue) less selling and administrative expenses. Segment performance is evaluated exclusive of interest, income taxes, depreciation, amortization, restructuring, integration and asset impairment charges, and other expenses and other income. Segment profit is measured because management believes that such information is useful in evaluating the Company’s results relative to other entities that operate within our industy. Our segment profit is also used as the primary financial measure for purposes of evaluating financial performance under the Company’s annual incentive plan.

	For The Periods Ended September 30,
	Quarter		Year-to-Date
(in thousands)	2008	2007	2008	2007
Capital markets services revenue	$42,397	$79,579	$158,705	$224,027
Shareholder reporting services revenue:
Compliance reporting	26,080	27,411	146,057	159,195
Investment management	41,842	35,061	140,882	135,779
Translation services	4,521	3,497	13,559	10,908

Total shareholder reporting services revenue	72,443	65,969	300,498	305,882
Marketing & business communications services revenue	42,077	26,770	124,596	94,113
Commercial printing and other revenue	7,039	9,360	25,932	31,876

Total revenue	163,956	181,678	609,731	655,898
Cost of revenue	(121,901)	(118,596)	(410,162)	(410,410)

Gross margin	42,055	63,082	199,569	245,488
Selling and administrative expenses	(49,401)	(53,580)	(164,163)	(174,410)

Segment (loss) profit	$(7,346)	$9,502	$35,406	$71,078

BOWNE & CO., INC.
(NYSE: BNE)
PRO FORMA SUPPLEMENTAL INCOME INFORMATION
Reconciliation to Condensed Consolidated Statements of Operations
(unaudited)
Pro forma supplemental income information, which is not prepared in accordance with generally accepted accounting principles, excludes restructuring, integration and asset impairment charges and tax benefits associated with tax refunds. The Company believes that the presentation of this supplemental information is useful to investors to evaluate performance in comparison to prior year’s results. This pro forma supplemental information is an alternative to, and not a replacement measure of, operating performance as determined in accordance with generally accepted accounting principles.

	For the Periods Ended September 30,
	Quarter		Year-to-Date
(in thousands, except per share information)	2008	2007	2008	2007
Net (loss) income from continuing operations	$(17,247)	$948	$(13,391)	$26,965
Add back: (net of pro forma tax effect)
Restructuring, integration and asset impairment charges[1]	5,344	1,301	17,827	7,480

Tax benefit associated with tax refunds received and related reduction of tax liability[2]	—	—	—	(6,328)

(Loss) income from continuing operations, pro forma	$(11,903)	$2,249	$4,436	$28,117

(Loss) earnings per share from continuing operations:
Basic	$(0.62)	$0.03	$(0.49)	$0.95
Diluted	$(0.62)	$0.03	$(0.49)	$0.87
(Loss) earnings per share from continuing operations—pro forma:
Basic	$(0.43)	$0.08	$0.16	$0.99
Diluted	$(0.43)	$0.08	$0.16	$0.90
Weighted-average shares outstanding:
Basic	27,624	28,309	27,410	28,481
Diluted[3]	27,702	28,933	27,724	33,102

[1]	In 2008, restructuring, integration and asset impairment charges of $8.5 million for the quarter and $28.5 million year-to-date are net of tax benefits of $3.2 million and $10.7 million, respectively. In 2007, restructuring, integration and asset impairment charges of $2.1 million for the quarter and $12.2 million year-to-date are net of tax benefits of $0.8 million and $4.7 million, respectively.

[2]	In 2007, the Company recorded a tax benefit of $6.3 million for the year-to-date period related to the settlements of audits of our 2001-2004 federal income tax returns.

[3]	The weighted-average diluted shares outstanding used to calculate the pro forma EPS for the year-to-date period ended September 30, 2007 includes the potential dilution from the Convertible Subordinated Debt of 4,058,445 shares. Net income used in the calculation of diluted earnings per share has been adjusted to reflect the addition of interest expense, net of tax, related to the convertible debt. The diluted share count for the quarter and year-to-date periods ended September 30, 2008 and the quarter ended September 30, 2007 do not include the potential dilution from the Convertible Subordinated Debt shares since the effect would be anti-dilutive.
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